UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Vanguard Health Systems, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

922036 207

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 922036 207	13G	Page 2 of 27 Pages

(1)	Name of reporting persons: Charles N. Martin, Jr.
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 3,490,860
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 3 of 27 Pages

(1)	Name of reporting persons: Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: Tennessee
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 195,186
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): OO

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 4 of 27 Pages

(1)	Name of reporting persons: Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: Tennessee
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 37,353
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): OO

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 5 of 27 Pages

(1)	Name of reporting persons: Martin Children’s Irrevocable Trust U/A/D February 21, 2007
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: Tennessee
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 63,915
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): OO

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 6 of 27 Pages

(1)	Name of reporting persons: Joseph D. Moore
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 1,014,638
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 7 of 27 Pages

(1)	Name of reporting persons: Joseph D. Moore 2009 Grantor Retained Annuity Trust
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: Tennessee
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 254,773
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): OO

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 8 of 27 Pages

(1)	Name of reporting persons: Phillip W. Roe
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 442,975
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 9 of 27 Pages

(1)	Name of reporting persons: Ronald P. Soltman
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 673,115
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 10 of 27 Pages

(1)	Name of reporting persons: Keith B. Pitts
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 1,310,573
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 11 of 27 Pages

(1)	Name of reporting persons: Alan G. Thomas
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 424,832
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 12 of 27 Pages

(1)	Name of reporting persons: James H. Spalding
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 172,701
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 13 of 27 Pages

(1)	Name of reporting persons: 2008 Kent H. Wallace Trust, U/A/D October 10, 2008
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: Tennessee
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 0
(8) Shared dispositive power: 379,645
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): OO

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 14 of 27 Pages

(1)	Name of reporting persons: Reginald M. Ballantyne III
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 219,007
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 15 of 27 Pages

(1)	Name of reporting persons: Bruce F. Chafin
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 214,027
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3%*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

CUSIP No. 922036 207	13G	Page 16 of 27 Pages

(1)	Name of reporting persons: Thomas M. Ways
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(5) Sole voting power: 0
(6) Shared voting power: 45,601,929
(7) Sole dispositive power: 170,158
(8) Shared dispositive power: 0
(9)	Aggregate amount beneficially owned by each reporting person: 45,601,929
(10)	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9): 59.3*
(12)	Type of reporting person (see instructions): IN

*	The calculation of the foregoing percentage is based on 76,894,087 shares of common stock outstanding as of January 31, 2012 as reported in the Vanguard Health Systems, Inc. Quarterly Report on Form 10-Q for the period ended December 31, 2011, as filed on February 3, 2012.

Item 1.	(a). Name of Issuer

Vanguard Health Systems, Inc. (the “Company”)

(b).	Address of Issuer’s Principal Executive Offices:

20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

(i) Charles N. Martin, Jr.

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(ii) Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: Tennessee

(iii) Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: Tennessee

(iv) Martin Children’s Irrevocable Trust U/A/D February 21, 2007

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: Tennessee

(v) Joseph D. Moore

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(vi) Joseph D. Moore 2009 Grantor Retained Annuity Trust

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: Tennessee

(vii) Phillip W. Roe

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(viii) Ronald P. Soltman

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(ix) Keith B. Pitts

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(x) Alan G. Thomas

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(xi) James H. Spalding

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(xii) 2008 Kent H. Wallace Trust, U/A/D October 10, 2008

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: Tennessee

(xiii) Reginald M. Ballantyne III

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(xiv) Bruce F. Chafin

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

(xv) Thomas M. Ways

c/o Vanguard Health Systems, Inc.

20 Burton Hills Boulevard, Suite 100

Nashville, Tennessee 37215

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Each Reporting Person is solely responsible for the information provided herein regarding such Reporting Person.

As of December 31, 2011, Charles N. Martin, Jr. directly held 3,264,406 shares of Common Stock (as defined below). As of December 31, 2011, Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011, of which Charles N. Martin, Jr. is the trustee, directly held 195,186 shares of Common Stock. As of December 31, 2011, Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010, of which Charles N. Martin, Jr. is the trustee, directly held 37,353 shares of Common Stock. As of December 31, 2011, Martin Children’s Irrevocable Trust U/A/D February 21, 2007, of which Charles N. Martin, Jr. is the indirect beneficial owner, directly held 63,915 shares of Common Stock. As of December 31, 2011 Joseph D. Moore directly held 759,865 shares of Common Stock. As of December 31, 2011, Joseph D. Moore 2009 Grantor Retained Annuity Trust, of which Joseph D. Moore is the indirect beneficial owner, directly held 254,773 shares of Common Stock. As of December 31, 2011, Phillip W. Roe directly held 442,975 shares of Common Stock. As of December 31, 2011, Ronald P. Soltman directly held 673,115 shares of Common Stock. As of December 31, 2011, Keith B. Pitts directly held 1,310,573 shares of Common Stock. As of December 31, 2011, Alan G. Thomas directly held 424,832 shares of Common Stock. As of December 31, 2011, James H. Spalding directly held 172,701 shares of Common Stock. As of December 31, 2011, 2008 Kent H. Wallace Trust, U/A/D October 10, 2008 directly held 379,645 shares of Common Stock. As of December 31, 2011, Reginald M. Ballantyne III directly held 219,007 shares of Common Stock. As of December 31, 2011, Bruce F. Chafin directly held 214,027 shares of Common Stock. As of December 31, 2011, Thomas M. Ways directly held 170,158 shares of Common Stock.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 (“Common Stock”)

Item 2(e).	CUSIP Number:

922036 207

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

As of December 31, 2011, each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s cover page.

(b) Percent of class:

The Quarterly Report on Form 10-Q of the Company for the period ended December 31, 2011, filed on February 3, 2012, indicated that there were 76,894,087 outstanding shares of Common Stock as of January 31, 2012. Based on this number of outstanding shares of Common Stock, each of the Reporting Persons may be deemed to be the beneficial owner of approximately 59.3% of the total number of outstanding shares of Common Stock.

(c) Number of Shares as to which the Reporting Person has:

Charles N. Martin, Jr.

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

3,490,860

Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

195,186

Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

37,353

Martin Children’s Irrevocable Trust U/A/D February 21, 2007

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

63,915

Joseph D. Moore

(ii) Sole power to vote or to direct the vote:

0

(iii) Shared power to vote or to direct the vote:

45,601,929

(iv) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

1,014,638

Joseph D. Moore 2009 Grantor Retained Annuity Trust

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

254,773

Phillip W. Roe

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

442,975

(iv) Shared power to dispose or to direct the disposition of:

0

Ronald P. Soltman

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

673,115

(iv) Shared power to dispose or to direct the disposition of:

0

Keith B.Pitts

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

1,310,573

(iv) Shared power to dispose or to direct the disposition of:

0

Alan G. Thomas

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

424,832

(iv) Shared power to dispose or to direct the disposition of:

0

James H. Spalding

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

172,701

(iv) Shared power to dispose or to direct the disposition of:

0

2008 Kent H. Wallace Trust, U/A/D October 10, 2008

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

0

(iv) Shared power to dispose or to direct the disposition of:

379,645

Reginald M. Ballantyne III

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

219,007

(iv) Shared power to dispose or to direct the disposition of:

0

Bruce F. Chafin

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

214,027

(iv) Shared power to dispose or to direct the disposition of:

0

Thomas M. Ways

(i) Sole power to vote or to direct the vote:

0

(ii) Shared power to vote or to direct the vote:

45,601,929

(iii) Sole power to dispose or to direct the disposition of:

170,158

(iv) Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Each of the Blackstone Funds, the MSCP Funds and the Management Group listed below (collectively, the “Shareholder Parties”) is a party to the 2011 Stockholders’ Agreement of Vanguard Health Systems, Inc., dated as of June 21, 2011, as amended (the “Shareholders Agreement”). Given the terms of the Shareholders Agreement, each of the Shareholder Parties and certain of their respective affiliates may be deemed to be a member of a group that may be deemed to beneficially own the aggregate 45,601,929 shares of Common Stock subject to the Shareholders Agreement.

The Blackstone Funds

Blackstone FCH Capital Partners IV L.P.

Blackstone Health Commitment Partners L.P.

Blackstone Capital Partners IV-A L.P.

Blackstone Family Investment Partnership IV-A L.P.

Blackstone FCH Capital Partners IV-A L.P.

Blackstone FCH Capital Partners IV-B L.P.

Blackstone Health Commitment Partners-A L.P.

The MSCP Funds

Morgan Stanley Capital Partners III, L.P.

Morgan Stanley Capital Investors, L.P.

MSCP III 892 Investors, L.P.

Morgan Stanley Dean Witter Capital Partners IV, L.P.

Morgan Stanley Dean Witter Capital Investors IV, L.P.

MSDW IV 892 Investors, L.P.

The Management Group

Charles N. Martin, Jr.

Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011

Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010

Martin Children’s Irrevocable Trust U/A/D February 21, 2007

Joseph D. Moore

Joseph D. Moore 2009 Grantor Retained Annuity Trust

Phillip W. Roe

Ronald P. Soltman

Keith B. Pitts

Alan G. Thomas

James H. Spalding

2008 Kent H. Wallace Trust, U/A/D October 10, 2008

Reginald M. Ballantyne III

Bruce F. Chafin

Thomas M. Ways

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

/s/ James H. Spalding, as Attorney-in-Fact
CHARLES N. MARTIN, JR.

CHARLES N. MARTIN, JR. 2011 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST U/A/D MARCH 15, 2011

/s/ James H. Spalding, as Attorney-in-Fact
Name: Charles N. Martin, Jr.
Title: Trustee

CHARLES N. MARTIN, JR. 2010 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST U/A/D FEBRUARY 26, 2010

/s/ James H. Spalding, as Attorney-in-Fact
Name: Charles N. Martin, Jr.
Title: Trustee

MARTIN CHILDREN’S IRREVOCABLE TRUST U/A/D FEBRUARY 21, 2007

/s/ James H. Spalding, as Attorney-in-Fact
Name: Les Wilkinson
Title: Trustee

/s/ James H. Spalding, as Attorney-in-Fact
JOSEPH D. MOORE

JOSEPH D. MOORE 2009 GRANTOR RETAINED ANNUITY TRUST

/s/ James H. Spalding, as Attorney-in-Fact
Name: Jeanne A. Moore
Title: Trustee

/s/ James H. Spalding, as Attorney-in-Fact
PHILLIP W. ROE

/s/ James H. Spalding, as Attorney-in-Fact
RONALD P. SOLTMAN

/s/ James H. Spalding, as Attorney-in-Fact
KEITH B. PITTS

/s/ James H. Spalding, as Attorney-in-Fact
ALAN G. THOMAS

/s/ James H. Spalding
JAMES H. SPALDING

2008 KENT H. WALLACE TRUST, U/A/D OCTOBER 10, 2008

/s/ James H. Spalding, as Attorney-in-Fact
Name: Kent H. Wallace
Title: Trustee

/s/ James H. Spalding, as Attorney-in-Fact
REGINALD M. BALLANTYNE III

/s/ James H. Spalding, as Attorney-in-Fact
BRUCE F. CHAFIN

/s/ James H. Spalding, as Attorney-in-Fact
THOMAS M. WAYS

EXHIBIT LIST

Exhibit 1	Joint Filing Agreement, dated as of February 14, 2012, by and among Charles N. Martin, Jr.; Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011; Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010; Martin Children’s Irrevocable Trust U/A/D February 21, 2007; Joseph D. Moore; Joseph D. Moore 2009 Grantor Retained Annuity Trust; Phillip W. Roe; Ronald P. Soltman; Keith B. Pitts; Alan G. Thomas; James H. Spalding; 2008 Kent H. Wallace Trust, U/A/D October 10, 2008; Reginald M. Ballantyne III; Bruce F. Chafin; and Thomas M. Ways.

Exhibit 2	Power of Attorney of Charles N. Martin, Jr.

Exhibit 3	Power of Attorney of Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011

Exhibit 4	Power of Attorney of Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010

Exhibit 5	Power of Attorney of Martin Children’s Irrevocable Trust U/A/D February 21, 2007

Exhibit 6	Power of Attorney of Joseph D. Moore

Exhibit 7	Power of Attorney of Joseph D. Moore 2009 Grantor Retained Annuity Trust

Exhibit 8	Power of Attorney of Phillip W. Roe

Exhibit 9	Power of Attorney of Ronald P. Soltman

Exhibit 10	Power of Attorney of Keith B. Pitts

Exhibit 11	Power of Attorney of Alan G. Thomas

Exhibit 12	Power of Attorney of James H. Spalding

Exhibit 13	Power of Attorney of Reginald M. Ballantyne III

Exhibit 14	Power of Attorney of Bruce F. Chafin

Exhibit 15	Power of Attorney of Thomas M. Ways

Exhibit 16	Power of Attorney of 2008 Kent H. Wallace Trust, U/A/D October 10, 2008

EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, par value $0.01 per share, of Vanguard Health Systems, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED: February 14, 2012

/s/ Charles N. Martin, Jr.
CHARLES N. MARTIN, JR.

CHARLES N. MARTIN, JR. 2011 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST U/A/D MARCH 15, 2011

By:	/s/ Charles N. Martin, Jr.
Name: Charles N. Martin, Jr.
Title: Trustee

CHARLES N. MARTIN, JR. 2010 IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST U/A/D FEBRUARY 26, 2010

By:	/s/ Charles N. Martin, Jr.
Name: Charles N. Martin, Jr.
Title: Trustee

MARTIN CHILDREN’S IRREVOCABLE TRUST U/A/D FEBRUARY 21, 2007

By:	/s/ Les Wilkinson
Name: Les Wilkinson
Title: Trustee

/s/ Joseph D. Moore
JOSEPH D. MOORE

JOSEPH D. MOORE 2009 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Jeanne A. Moore
Name: Jeanne A. Moore
Title: Trustee

/s/ Phillip W. Roe
PHILLIP W. ROE

/s/ Ronald P. Soltman
RONALD P. SOLTMAN

/s/ Keith B. Pitts
KEITH B. PITTS

/s/ Alan G. Thomas
ALAN G. THOMAS

/s/ James H. Spalding
JAMES H. SPALDING

2008 KENT H. WALLACE TRUST, U/A/D OCTOBER 10, 2008

By:	/s/ Kent H. Wallace
Name: Kent H. Wallace
Title: Co-Trustee

/s/ Reginald W. Ballantyne III
REGINALD W. BALLANTYNE III

/s/ Bruce F. Chafin
BRUCE F. CHAFIN

/s/ Thomas M. Ways
THOMAS M. WAYS

EXHIBIT 2

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Charles N. Martin, Jr.
Charles N. Martin, Jr.

Date: February 13, 2012

EXHIBIT 3

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

Charles N. Martin, Jr. 2011 Irrevocable Grantor Retained Annuity Trust U/A/D March 15, 2011

By:	/s/ Charles N. Martin, Jr.
Name: Charles N. Martin, Jr.
Title: Trustee

Date: February 13, 2012

EXHIBIT 4

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

Charles N. Martin, Jr. 2010 Irrevocable Grantor Retained Annuity Trust U/A/D February 26, 2010

By:	/s/ Charles N. Martin, Jr.
Name: Charles N. Martin, Jr.
Title: Trustee

Date: February 13, 2012

EXHIBIT 5

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

Martin Children’s Irrevocable Trust U/A/D February 21, 2007

By:	/s/ Les Wilkinson
Name: Les Wilkinson
Title: Trustee

Date: February 13, 2012

EXHIBIT 6

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Joseph D. Moore
Joseph D. Moore

Date: February 13, 2012

EXHIBIT 7

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

Joseph D. Moore 2009 Grantor Retained Annuity Trust

By:	/s/ Jeanne A. Moore
Name: Jeanne A. Moore
Title: Trustee

Date: February 13, 2012

EXHIBIT 8

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Phillip W. Roe
Phillip W. Roe

Date: February 13, 2012

EXHIBIT 9

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Ronald P. Soltman
Ronald P. Soltman

Date: February 8, 2012

EXHIBIT 10

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Keith B. Pitts
Keith B. Pitts

Date: February 13, 2012

EXHIBIT 11

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Alan G. Thomas
Alan G. Thomas

Date: February 13, 2012

EXHIBIT 12

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ James H. Spalding
James H. Spalding

Date: February 13, 2012

EXHIBIT 13

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Reginald W. Ballantyne III
Reginald W. Ballantyne III

Date: February 13, 2012

EXHIBIT 14

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Bruce F. Chafin
Bruce F. Chafin

Date: February 10, 2012

EXHIBIT 15

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

/s/ Thomas M. Ways
Thomas M. Ways

Date: February 9, 2012

EXHIBIT 16

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby makes, constitutes and appoints James H. Spalding, Phillip W. Roe, Gary D. Willis and John J. Faldetta, Jr., or any of them signing singly, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and deliver such forms, including amendments thereto, as may be required to be filed from time to time with the U.S. Securities and Exchange Commission with respect to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation Schedule 13G and any Joint Filing Agreement pursuant to Rule 13d-1(k).

2008 Kent H. Wallace Trust, U/A/D October 10. 2008

By:	/s/ Kent H. Wallace
Name: Kent H. Wallace
Title: Co-Trustee

Date: February 13, 2012